EXHIBIT 10.1

CONSULTANCY AGREEMENT

This Agreement is entered into and made Between AMERICAN INTERNATIONAL PETROLEUM CORPORATION hereinafter referred to as (the COMPANY) in behalf of its Kazakstan affiliate AMERICAN INTERNATIONAL PETROLEUM CORPORATION KAZAKSTAN, a Nevada Corporation with office at 444 Madison Avenue, New York City, New York, and NURZHAN S. KURMANOV hereinafter referred to as (CONTRACTOR), an independent consultant registered to do business in the Republic of Kazakhstan with offices located at Prospect Dostik # 44-95, Almaty 480100, Republic of Kazakhstan.

WITNESSETH:

WHEREAS, The COMPANY represents that its affiliate AMERICAN INTERNATIONAL PETROLEUM CORPORATION KAZAKHSTAN (hereinafter referred to as “AIPK”) is interested in participating in a Republic of Kazakstan Open Tender for the purpose of acquiring the Shagyrly-Shomyshty gas field in Western Kazakstan.

WHEREAS, The COMPANY desires to retain the consulting and legal services of CONTRACTOR to support the COMPANY in all legal and tax research, contract drafting, and presentations to the Government regarding this Tender and subsequent drafting and execution of an Operating Contract.;

WHEREAS, CONTRACTOR agrees to make its services available to the COMPANY subject to the terms and conditions of this Agreement, and further represents that it has the staff and sub contractors available to support the legal, tax and contractual tasks required in the time frame by AIPK.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the COMPANY and CONTRACTOR agree as follows:

1.0	Consultancy.

1.1	The COMPANY on behalf of its Kazakstan affiliate AMERICAN INTERNATIONAL PETROLEUM CORPORATION KAZAKSTAN contracts with CONTRACTOR as a consultant and CONTRACTOR hereby accepts such contract subject to the terms and conditions contained in this Agreement. CONTRACTOR is engaged as a consultant to the COMPANY and neither CONTRACTOR nor the COMPANY intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the part of CONTRACTOR other than as an independent contractor and not as an employee of the COMPANY in performance of this Agreement.

2.0	Duties of CONTRACTOR

2.1	CONTRACTOR shall provide Legal, tax and contract negotiation support and advisory services on behalf of AIPK with respect to all matters relating to or affecting AIPK in the drafting and negotiation of the various Tender documents and Operating Contract associated in the acquisition of the Shagyrly-Shomyshty gas field in Western Kazakstan.

2.2	CONTRACTOR agrees to use its resources and subcontractors as necessary to draft and develop all legal, tax, and regulatory matters involved in the development and execution of the documents and contracts associated with the Tender process and the issuance of an acceptable Operating Contract. CONTRACTOR shall use its best efforts to support the COMPANY’s efforts, when requested to negotiate and consummate the acquisition of the Operating Contract, its registration, and issuance of a license to develop and produce the Shagyrly-Shomyshty gas field.

2.3	CONTRACTOR will use its best efforts when requested to facilitate, negotiate, and consummate the acquisition of all permits contracts, and documentation necessary to the successful development and exploitation of the Shagyrly-Shomyshty gas field.

2.4	Throughout the term of this Agreement, CONTRACTOR will provide it’s services to the COMPANY on a part-time basis and will devote the time and attention reasonably necessary to perform it’s duties and will use it’s best efforts to achieve the objectives of the COMPANY as described above.

2.5	It is understood and agreed that CONTRACTOR’s services to the COMPANY are only exclusive as per Section 11.0 of the Agreement. CONTRACTOR may continue to be engaged as a consultant by third parties regarding services that are not related to the Shagyrly-Shomyshty gas field Tender and Operating Contract.

3.0	Compensation

3.1	The COMPANY agrees to compensate CONTRACTOR for the services provide in accordance with the billing schedule attached hereto for the respective personnel actually involved in rendering the services. The services will be billed in invoice form after the completion of the project.

3.2	The COMPANY will also recognize a satisfactory completion bonus of $200,000 In recognition of a timely and acceptable completion and registration of the Operating Contract.

3.3	The COMPANY will also reimburse all reasonable out of pocket costs incurred by the CONTRACTOR or his various sub contractors in the execution of this Agreement.

3.4	Any other services provided by the CONTRACTOR as requested by the COMPANY or AIPK must be invoiced in accordance with scheduled time rates or as agreed by the parties.

4.0	Taxes

4.1	CONTRACTOR assumes full and exclusive liability for payment of all taxes, levies and contributions imposed by the government of any country or any political subdivision, including those measured by wages, salaries or other remuneration paid to persons engaged or employed by CONTRACTOR in the performance of services rendered under this Agreement, and shall report and pay such taxes and contributions directly when required by law and otherwise comply with the law and other applicable regulations.

5.0	Payments

5.1	The COMPANY will pay invoiced amounts under this Agreement for services to AIPK in US dollars via wire transfer as provide by written instructions related to the completion of each contractual event described in Section 3.1 of the Agreement.

5.2	The COMPANY may also at its election pay the invoiced amounts in equivalent value of registered and freely tradable shares of the COMPANY’s common stock.

6.0	Confidentiality

6.1	CONTRACTOR agrees to keep and maintain strict confidentiality as to all data, reports, analysis, information and affairs of the COMPANY its Affiliates, its contractors, subcontractors, and associated companies, which may be revealed to CONTRACTOR in the execution of this Agreement.. . CONTRACTOR will not disclose or discuss in any form the affairs of the COMPANY or AIPK with representatives of any government, organization or person, without specific written authorization of the COMPANY or AIPK. CONTRACTOR agrees to defend, indemnify and hold the COMPANY and AIPK harmless from any claim or action resulting from a breach of this confidentiality obligation. This agreement to maintain confidentiality shall continue beyond the termination of this Agreement until CONTRACTOR has been given release in writing to publish or reveal part or all of such information.

7.0	Entire Agreement

7.1 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

8.0	Disclosure to Government Agencies

8.1	It is understood, that the COMPANY or AIPK shall have the right, in its sole discretion, to disclose the covenants, representations, terms and conditions of this Agreement (as it may be amended from time to time), including without limitations, fees paid under this Agreement, to agencies of the United States of America, to agencies of the government of the Territory, or to agencies of the government of CONTRACTOR’s principal place of business or domicile.

9.0	Attorneys’ Fees

9.1	If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys’ fees and disbursements and litigation expenses incurred by the successful party.

10.0	Term

10.1	This Agreement will commence on May 1, 1999 and be in force through out the tendering and contact preparation process for the Shagyrly-Shomyshty gas field.

10.2	The contracted services may continue with the mutual consent of both parties.

11.0	Termination.

11.1	This Agreement may be terminated by either party by giving notice of ten (10) days.

11.2	Unilateral notice of termination by the COMPANY will require the immediate payment of all costs and fees incurred by CONTRACTOR up until the date of notice of unilateral termination.

12.0	Notice

12.1	Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by facsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To: The COMPANY	American International Petroleum Corporation
2950 North Loop West Suite 1000
Houston, Texas 77092
Telephone: 713-802-0087

To: CONTRACTOR	Nurzhan Kurmanov
Prospect Dostik # 44-95
Almaty 480100
Republic of Kazakstan
13.0	Conflicts

13.1	The parties assure one another of their good faith. Any disputes shall be resolved by amicable discussions and negotiations. Any remaining dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such a dispute, controversy or claim to arbitration; and English Law shall apply.

13.2	The arbitration shall take place in Paris, France under the rules for arbitration established by the International Chamber of Commerce, which are herewith referred to and declared part of this present Agreement; and the decision of the arbitration will be binding and final on the parties. The losing party will pay for the reasonable costs and legal fees of the other side incurred in reference to the arbitration. All proceeding will be conducted in the English language.

14.0	Suppression

This Agreement is the final, complete and exclusive expression of the agreement between the COMPANY, AIPK and CONTRACTOR and supersedes and replaces in all respects any prior agreements written or verbal. Upon execution of this Agreement by the COMPANY and CONTRACTOR, the relationship between the AIPC and CONTRACTOR will be governed by terms of this Agreement and not by any prior agreements.

IN WITNESS WHEREOF, the undersigned authorized representatives of the Parties hereto have executed this Agreement in duplicate this 22 day of April 1999.

COMPANY	American International Petroleum Corporation

By: ______________________
Lorrie T. Olivier
Vice President Operations

CONTRACTOR:	Nurzhan S. Kurmanov ______________________

ANNEX 1.

BILLING SCHEDULE

Position:	U.S. $ Per Hour

Senior Lawyer	350.00

Staff Lawyer	75.00

Other Services:

Secretarial Services	$ 800 per month

Car / Driver	$ 1,250 per month